Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 7, 2017, except for the impact of the matter discussed in Note 1 pertaining to the adoption of ASU 2016-18, as to which the date is December 28, 2017 with respect to the consolidated financial statements of Talos Energy LLC included in the Registration Statement (Form S-4) and related Consent Solicitation Statement/Prospectus of Sailfish Energy Holdings Corporation.

/s/ Ernst & Young LLP

Houston, Texas

December 28, 2017